Exhibit (d)(5)

REMAINDER PAYMENT GUARANTEE

This REMAINDER PAYMENT GUARANTEE, dated as of December 19, 2008 (this “Guarantee”), by Firoz Lalji (the “Guarantor”), in favor of the Shareholder’s Representative as agent for the Selling Shareholders is made between the Guarantor and the Shareholder’s Representative. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement. For the avoidance of doubt, references herein to the “Company” or to “Zac”, after the Effective Date, shall mean the Surviving Corporation.

1. Guarantee. To induce Zones, Inc. to enter into that certain First Amendment to Agreement and Plan of Merger dated as of November 17, 2008 by and between Zones, Inc., a Washington corporation (the “Company”) and Zones Acquisition Corp., a Washington corporation (“Zac”) which amends the Agreement and Plan of Merger dated as of July 30, 2008 between Zac and the Company (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Shareholder Representative for the ratable benefit of the Selling Shareholders and their respective successors and assigns, the due and punctual performance and payment of the Company’s and Zac’s obligations under Section 2.02(a) of the Merger Agreement to deposit with the Paying Agent on January 2, 2009 cash sufficient to pay the Remainder Payment (such obligations under the Merger Agreement, the “Obligations”). This Guarantee is a guaranty of payment and performance and not of collection only. Guarantor’s liability under this Guarantee is primary, absolute, direct and unconditional and may be enforced in whole or in part, from time to time, after any nonpayment or nonperformance by the Company or Zac of any of the Obligations, in each case without requiring the Shareholder Representative to resort to the Company or any other person or entity, or any other right or remedy. The Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations.

2. Nature of Guarantee. The Shareholder Representative shall not be obligated to file any claim relating to the Obligations in the event that the Company becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Shareholder Representative to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Paying Agent in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made.

3. Changes in Obligations, Certain Waivers. The Guarantor agrees that the Company, Zac or the Shareholder Representative may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with the Company, Zac or the Shareholder Representative for the amendment, modification, extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting any of the Guarantor’s obligations under this Guarantee. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Shareholder Representative or the Selling Shareholders to assert any claim or demand or to enforce any right or remedy against the Company; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof; (c) any change in the corporate existence, structure or ownership of the Company; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Zac, the Company or the Selling Shareholders, whether in connection with the Obligations or otherwise; or (f) the adequacy of any other means the Shareholder Representative or the Selling Shareholders may have of obtaining payment related to the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Shareholder Representative or the Selling Shareholders. The Guarantor hereby waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of the Company, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its subsidiaries or affiliates or defenses to the payment of the Obligations that are available to the Company under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby expressly and unconditionally waives any rights that it may now have or hereafter acquire against the Company or Zac that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Shareholder Representative and the Selling Shareholders against the Company, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the amounts payable under this Guarantee shall have been paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Shareholder Representative for the benefit of the Selling Shareholders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Shareholder Representative of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Shareholder Representative shall be cumulative and not exclusive of any other, and may be exercised by the Shareholder Representative at any time or from time to time.

5. Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants that:

(a) this Guaranty has been duly and validly executed by the Guarantor;

(b) assuming the due authorization, execution and delivery by the Shareholder Representative, this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(c) the Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 of this Guarantee.

(d) Guarantor is the sole shareholder of Zac and will be a majority shareholder of the Surviving Corporation and has received or will receive a direct or indirect benefit from the transactions contemplated by the Merger Agreement.

(e) The execution and delivery of this Guarantee and the carrying out of the transactions contemplated by this Guarantee will not conflict with, or result in the breach of, any term of any agreement, order, legal requirement or other matters to or by which Guarantor is bound.

6. No Assignment. Neither the Guarantor nor the Shareholder Representative may assign or delegate their rights, interests or obligations hereunder to any other Person without the prior written consent of the other party hereto. This Guarantee and all obligations of Guarantor under this Guarantee shall be binding upon the successors and permitted assigns of Guarantor and shall, together with the rights and remedies of Shareholder Representative for the benefit of the Selling Shareholders hereunder, inure to the benefit of the Shareholder Representative and the Selling Shareholders and their respective successors and permitted assigns.

7. Notices. Except for notices that are specifically required by the terms of this Guarantee to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Shareholder Representatives to:

William Keiper

c/o Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, WA 98101

Facsimile: (206) 223-7107

Attention: Michael E. Morgan

with a copy (which shall not constitute notice) to:

DLA Piper US LLP

701 Fifth Avenue, Suite 7000

Seattle, WA 98104

Facsimile: (206) 494-1792

Attention: John Steel

with an additional copy (which shall not constitute notice) to:

Lane Powell PC

1420 Fifth Avenue, Suite 4100

Seattle, WA 98101

Facsimile: (206) 223-7107

Attention: Michael E. Morgan

if to the Guarantor to:

Firoz Lalji

1102 15th Street SW, Suite 102

Auburn, WA 98001-6509

Facsimile: (253) 205-3626

with a copy (which shall not constitute notice) to:

Kirkpatrick & Lockhart Preston Gates Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, Washington 98104-1158

Facsimile: (206) 623-7022

Attention: Gary J. Kocher

8. Continuing Guarantee. This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until satisfaction in full of the Obligations and all of the obligations payable under this Guarantee have been paid in full.

9. Recourse. Notwithstanding anything that may be expressed or implied in this Guarantee, the Merger Agreement or any document or instrument delivered in connection therewith, by its acceptance of the benefits of this Guarantee, the Shareholder Representative covenants, agrees and acknowledges that no Person other than the Guarantor (both individually and their marital community) has any obligations under this Guarantee.

10. Governing Law; Jurisdiction. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction. Each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Washington in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, and (b) agrees that it will not bring any action relating to this letter, the Agreement or the transactions contemplated by the Agreement in any court other than any state or federal court sitting in the State of Washington. Notwithstanding the foregoing, any judgment from any such court described above may be enforced by any party in any other court in any other jurisdiction.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE.

12. Counterparts. This Guarantee may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13. No Third Party Beneficiaries. Except for the Selling Shareholders who are hereby expressly made third party beneficiaries of this Guarantee, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.

14. Miscellaneous.

(a) This Guarantee contains the entire agreement between the parties relative to the subject matter hereof and supercedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. For the avoidance of doubt, the Limited Guarantee Agreement dated November 17, 2008 between Guarantor and the Company remains in full force and effect. No modification or waiver of any provision hereof shall be enforceable unless approved by the Shareholder Representative and the Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee.

(d) The Guarantor will pay or reimburse the Shareholder Representative for all costs, expenses and attorneys’ fees paid or incurred by the Shareholder Representative in endeavoring to enforce this Guarantee, including, without limitation, fees and costs incurred in a bankruptcy proceeding.

(e) Guarantor acknowledges that: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, Guarantor and Company have executed, or caused to be executed by a duly authorized officer, as applicable, this Guarantee as of the date first written above.

GUARANTOR:	SHAREHOLDER REPRESENTATIVE

/s/ Firoz Lalji	By:	/s/ William Keiper
Firoz Lalji		Chair, Special Committee of the Zones, Inc. Board of Directors and a duly appointed Shareholder Representative

SPOUSE’S CONSENT:

I acknowledge that I have read the foregoing Guarantee and understand and consent to the contents thereof.

/s/ Najma Lalji
Najma Lalji

Guarantee Signature Page